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                                                                      EXHIBIT 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the incorporation by reference in the following registration statements of Lyondell Petrochemical Company, Post Effective Amendment No. 4 to Registration Statement on Form S-8 (No. 33-26867), Registration Statement on Form S-8 (No. 33-31564), Registration Statement on Form S-8 (No. 33-32683), and Registration Statement on Form S-8 (No. 33-60785) of our report dated February 12, 1996, except as to the information presented in Note 11, for which the date is February 21, 1996 on our audits of the consolidated financial statements of Lyondell Petrochemical Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.



                              COOPERS & LYBRAND L.L.P.


Houston, Texas
March 15, 1996